                                                                   Exhibit 2.1





                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                 CKS GROUP, INC.

                              DG ACQUISITION, INC.

                                  NANCYE GREEN

                                 MICHAEL DONOVAN

                                       AND

                              DONOVAN & GREEN, INC.

                           DATED AS OF OCTOBER 4, 1996

                                INDEX OF EXHIBITS

EXHIBIT                    DESCRIPTION
-------                    -----------

Exhibit A                  Form of Affiliate Agreement

Exhibit B-1                Form of Legal Opinion of Counsel to the Company

Exhibit B-2                Form of Legal Opinion of Counsel to the Parent

Exhibit C                  Form of Noncompetition Agreement

Exhibit D                  Form of Employment Agreement

Exhibit E                  Form of Bylaws

                                TABLE OF CONTENTS

                                                                                                                      PAGE
                                                                                                                      ----

ARTICLE I - ASSET PURCHASE...........................................................................................   1

         1.1      Acquisition of Assets..............................................................................   1
         1.2      Assumption of Liabilities and Obligations..........................................................   3
         1.3      Consideration for Assets; Taxes....................................................................   4
         1.4      Guaranteed Payments................................................................................   5
         1.5      Earnout Payments...................................................................................   5
         1.6      Additional Tax Payments............................................................................   9
         1.7      Parent Common Stock................................................................................   9

ARTICLE II...........................................................................................................  10

         2.1      The Closing........................................................................................  10
         2.2      Deliveries at the Closing by the Company and the Company Shareholders..............................  10
         2.3      Deliveries at the Closing by Parent and Sub........................................................  10
         2.4      Allocation.........................................................................................  11

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
              COMPANY SHAREHOLDERS...................................................................................  11

         3.1      Organization of the Company........................................................................  11
         3.2      Company Capital Structure..........................................................................  12
         3.3      Subsidiaries.......................................................................................  12
         3.4      Authority..........................................................................................  12
         3.5      Company Financial Statements.......................................................................  13
         3.6      No Undisclosed Liabilities.........................................................................  13
         3.7      No Changes.........................................................................................  13
         3.8      Tax and Other Returns and Reports..................................................................  15
         3.9      Restrictions on Business Activities................................................................  17
         3.10     Title of Properties; Absence of Liens and Encumbrances; Condition of
                  Equipment .........................................................................................  17
         3.11     Intellectual Property..............................................................................  18
         3.12     Agreements, Contracts and Commitments..............................................................  20
         3.13     Interested Party Transactions......................................................................  22
         3.14     Governmental Authorization.........................................................................  22
         3.15     Litigation.........................................................................................  22
         3.16     Accounts Receivable; Inventory.....................................................................  23
         3.17     Minute Books.......................................................................................  23
         3.18     Environmental Matters..............................................................................  23
         3.19     Brokers' and Finders' Fees; Third Party Expenses...................................................  24
         3.20     Employee Matters and Benefit Plans.................................................................  24
         3.21     Insurance..........................................................................................  28

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                      PAGE
                                                                                                                      ----
         3.22     Compliance with Laws...............................................................................  28
         3.23     Third Party Consents...............................................................................  28
         3.24     Warranties; Indemnities............................................................................  28
         3.25     Complete Copies of Materials.......................................................................  28
         3.26     Representations Complete...........................................................................  28

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB........................................................  29

         4.1      Organization, Standing and Power...................................................................  29
         4.2      Authority..........................................................................................  29
         4.3      Capital Structure..................................................................................  29
         4.4      SEC Documents; Parent Financial Statements.........................................................  30
         4.5      Brokers' and Finders' Fees.........................................................................  31
         4.6      Litigation.........................................................................................  31

ARTICLE V - CONDUCT PRIOR TO THE EFFECTIVE TIME......................................................................  31

         5.1      Conduct of Business of the Company.................................................................  31
         5.2      No Solicitation....................................................................................  33

ARTICLE VI - ADDITIONAL AGREEMENTS...................................................................................  34

         6.1      Fairness Hearing/Registration; Company Shareholder Approval........................................  34
         6.2      Access to Information..............................................................................  35
         6.3      Confidentiality....................................................................................  35
         6.4      Expenses...........................................................................................  35
         6.5      Public Disclosure..................................................................................  35
         6.6      Consents...........................................................................................  36
         6.7      Best Efforts.......................................................................................  36
         6.8      Notification of Certain Matters....................................................................  36
         6.9      Secretary's Certificate............................................................................  36
         6.10     Affiliate Agreements...............................................................................  36
         6.11     Additional Documents and Further Assurances........................................................  37
         6.12     NMS Listing........................................................................................  37
         6.13     Payment to Employee Bonus Pool.....................................................................  37
         6.14     Amendment to Bylaws of Sub; Board of Directors.....................................................  37
         6.15     Current Public Information.........................................................................  37
         6.16     Bulk Sales; Tax Clearance Certificate..............................................................  37
         6.17     Maintenance of Insurance Coverage.  ...............................................................  37

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                      PAGE
ARTICLE VII - CONDITIONS TO THE ACQUISITION..........................................................................  38

         7.1      Conditions to Obligations of Each Party to Effect the Acquisition..................................  38
         7.2      Additional Conditions to Obligations of Company....................................................  38
         7.3      Additional Conditions to the Obligations of Parent and Sub.........................................  39

ARTICLE VIII - OTHER AGREEMENTS......................................................................................  41

         8.1      Survival of Representations and Warranties.........................................................  41
         8.2      Setoff for Losses..................................................................................  41
         8.3      Indemnification by Parent and Sub of the Company...................................................  44

ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER.......................................................................  44

         9.1      Termination........................................................................................  44
         9.2      Effect of Termination..............................................................................  45
         9.3      Amendment..........................................................................................  45
         9.4      Extension; Waiver..................................................................................  45

ARTICLE X - GENERAL PROVISIONS.......................................................................................  46

         10.1     Notices............................................................................................  46
         10.2     Interpretation.....................................................................................  47
         10.3     Counterparts.......................................................................................  47
         10.4     Entire Agreement; Assignment.......................................................................  47
         10.5     Severability.......................................................................................  47
         10.6     Other Remedies.....................................................................................  47
         10.7     Governing Law......................................................................................  48
         10.8     Rules of Construction..............................................................................  48

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of October 4, 1996 among CKS Group, Inc., a Delaware corporation ("Parent"), DG Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), Donovan & Green, Inc., a New York corporation (the "Company"), Michael Donovan, an individual and a shareholder of the Company, and Nancye Green, an individual and a shareholder of the Company, (such individuals being hereinafter referred to collectively as the "Company Shareholders" and, individually, as a "Company Shareholder").

                                    RECITALS

         A. The Boards of Directors of each of the Company, Parent and Sub believe it is in the best interests of each company and their respective stockholders that Sub acquire the assets of the Company and assume certain liabilities of the Company (the "Acquisition") and, in furtherance thereof, have approved the Acquisition.

         B. Pursuant to the Acquisition, among other things, the Company shall receive an amount of cash plus the contingent right to receive additional shares of Common Stock of the Parent and additional amounts of cash pursuant to Sections 1.04 and 1.05 hereof.

         C. The Company, the Company Shareholders, Parent and Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Acquisition.

         D. The Company is engaged in the business of designing, developing, marketing, selling and supporting, advertising, marketing and communication services (the "Business").

         E. A portion of the funds otherwise payable to the Company in connection with the Acquisition shall be subject to set off in the event that either the Company or the Company Shareholders breach any of their representations, warranties or covenants contained in this Agreement.

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                    ARTICLE I

                                 ASSET PURCHASE

         1.1 Acquisition of Assets. On the terms and subject to the conditions of this Agreement, at the Closing provided for in Article II hereof, the Company will sell, convey, assign, transfer and deliver to Sub, and Sub will purchase, acquire and accept from the Company, all right, title, and interest in and to all assets and properties of the Company (collectively, the "Acquired Assets"), including without limitation, the following:

                  (a) all cash, cash equivalents, securities, notes and accounts receivable of, and other evidences of indebtedness owing to, the Company existing as of the Closing Date;

                  (b) all indentures, leases, subleases, licenses, loan agreements, mortgages, notes, indentures, restrictions, wills, trusts, commitment obligations or other contracts, agreements or instruments, whether written or oral or other similar agreements ("Contracts"), and rights thereunder, including without limitation, the designated Contracts relating to the Company set forth on Schedule 3.12(a);

                  (c) (i) all claims, deposits, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment, (ii) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (iii) all books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials;

                  (d) all supplies owned by the Company;

                  (e) all tangible personal property, including equipment owned or leased by the Company;

                  (f) all businesses and financial records, books, ledgers, files, plans, documents, correspondence, lists, plots, architectural plans, drawings, notebooks, specifications, creative materials, advertising and promotional materials, marketing materials, studies, reports, equipment repair, maintenance or service records of the Company, whether written or electronically stored or otherwise recorded;

                  (g) all books, records, customer lists, supplier lists and other proprietary or confidential information or data relating to the Acquired Assets;

                  (h) all of the Company's goodwill;

                  (i) the benefit, to the extent the Company is able to assign the same, of all right, title and interest of the Company to claims and causes of action relating to the Company's Business;

                  (j) all patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, proprietary information, technology rights and licenses, proprietary rights and processes, know-how, research and development in progress, and any and all other intellectual property including, without limitation, the Company's name, all things authored, discovered, developed, made, perfected, improved, designed, engineered, devised, acquired, produced, conceived or first reduced to practice and that pertain to or are used in the Business or that are relevant to an understanding or to the development of the Business or to the performance by the products of the Business of their intended functions or purposes, whether tangible or intangible, in any stage of development, including without limitation, enhancements, designs, technology, improvements, inventions, works or authorship, formulas, processes, routines, subroutines, techniques, concepts, object code, flow charts, diagrams, coding sheets, source code, listings and annotations, programmers' notes, information, work papers, work product and other materials or any types whatsoever, and all rights of any kind in or to any of the foregoing including all goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;

                  (k) all real property, improvements, fixtures and fittings thereon, easements, rights of way and other appurtenant rights thereto (such as appurtenant rights in and to public streets), if any;

                  (l) all rights with respect to leasehold interests and subleases and rights thereunder relating to the real and personal property; and

                  (m) all prepaid rentals and other prepaid expenses of the Company.

         1.2      Assumption of Liabilities and Obligations.

                  (a) Except as set forth in Section 1.2(b), at the Closing provided for in Article II hereof, Sub hereby assumes and agrees to pay, perform and discharge all of the liabilities of the Company other than those specified in Section 1.2(b) as Excluded Liabilities (the "Assumed Liabilities").

                  (b) Sub shall not assume or be obligated for any Excluded Liabilities. None of the following shall be "Assumed Liabilities" for purposes of this Agreement and shall be deemed to be "Excluded Liabilities":

                      (i) any liability for Taxes (as defined in Section 3.8 hereof) of the Company attributable to any period or portion of any period ending on or prior to the Closing Date and arising from the operation of the Company's business or ownership of the Acquired Assets, except to the extent reserved on the Current Balance Sheet; and

                      (ii) any costs and expenses incurred by the Company incident to its negotiation and preparation of this Agreement (including the fees and expenses of Allen & Co.) and its performance and compliance with the agreements and conditions herein.

         1.3      Consideration for Assets; Taxes.

                  (a) Definitions.

         "Company Common Stock" shall mean the common stock of the Company, no par value.

         "Closing Price" shall mean the closing price and if no such closing price can be determined, the average of the bid and asked prices of Parent's Common Stock in trading on the Nasdaq Stock Market on the first business day prior to the date of determination.

         "Estimated Tax Liability" shall mean $87,628.

         "Parent Common Stock" shall mean the common stock of the Parent, par value $.001 per share.

         "Shares Outstanding" shall mean the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

                  (b) Acquisition Consideration. In consideration of the aforementioned sale, conveyance, assignment, transfer and delivery of the Acquired Assets, in addition to the assumption of liabilities referred to in
Section 1.2(a) at the Closing, Parent shall issue to the Company (i) that number of shares of the Parent Common Stock as is determined by dividing (A) the sum of
(x) $1.67 million and (y) 167% of the Estimated Tax Liability, by (B) the Closing Price (the "Initial Consideration Shares") plus (ii) $3.33 million in cash (the "Initial Cash Amount") plus (iii) the right to receive Parent Common Stock and cash as provided in Section 1.4 of this Agreement (the "Guaranteed Payments") plus (iv) the right to receive shares of Parent Common Stock and cash as provided in Section 1.5 of this Agreement (the "Earnout Payments"). The Initial Consideration Shares, the Initial Cash Amount, the Guaranteed Payments and the Earnout Payments are hereinafter collectively referred to as the "Acquisition Consideration Amount."

                  (c) Transfer Taxes; Property Taxes. Parent shall pay and promptly discharge when due 50% of the amount of any and all sales taxes, use taxes, transfer taxes, recording fees and similar taxes, charges, fees or expenses ("Sales Tax") that may become payable by reason of the sale of the Acquired Assets up to a total liability to Parent of a maximum of $25,000. The Company shall pay and promptly discharge or reimburse Parent for all other Sales Taxes by reason of or in connection with the Acquisition. The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Sales Tax by appropriate allocation of the purchase price for the Acquired Assets among each item or class of Acquired Assets, or otherwise. All personal property Taxes shall be pro rated for the taxable period which includes the Closing Date and each party shall bear its allocable share of such Taxes.

         1.4      Guaranteed Payments.

                  (a) Definitions.

         "The 1997 Share Amount" shall be a number of shares of Parent Common Stock equal to $1,114,000 divided by the Closing Price with a determination date of April 16, 1997.

         "The 1998 Share Amount" shall be a number of shares of Parent Common Stock equal to $330,000 divided by the Closing Price with a determination date of April 15, 1998.

         "The 1999 Share Amount" shall be a number of shares of Parent Common Stock equal to $167,000 divided by the Closing Price with a determination date of April 15, 1999.

                  (b) Guaranteed Payments. Subject to set off permitted in
Article VIII hereof, on each of the dates set forth in Column A below (or the first business day after such date, if such date falls on a weekend or a holiday) (the "Guaranteed Payment Dates"), the Company shall be entitled to receive (i) the amount of shares of Parent Common Stock set forth in Column B below, and (ii) the amount of cash set forth in Column C below.

   COLUMN A                      COLUMN B                     COLUMN C
--------------             ---------------------             ----------
April 16, 1997             The 1997 Share Amount             $2,219,000
April 15, 1998             The 1998 Share Amount             $  670,000
April 15, 1999             The 1999 Share Amount             $  333,000

         Such amounts shall be paid to the Company two business days after the date set forth in Column A.

         1.5      Earnout Payments.

                  (a) Definitions.

         "1997 Fiscal Year" shall mean the fiscal year of the Parent ending November 30, 1997.

         "1998 Fiscal Year" shall mean the fiscal year of the Parent ending November 30, 1998.

         "1999 Fiscal Year" shall mean the fiscal year of the Parent ending November 30, 1999.

         "2000 Fiscal Year" shall mean the fiscal year of the Parent ending November 30, 2000.

         "Adjusted Payment" shall mean (i) a number of shares of Parent Common Stock equal to (x) $444,000.00 less an amount equal to the amount, if any, by which Net Pretax Income for the applicable Fiscal Year is less than the First Earnout Goal or the Second Earnout Goal, as applicable, divided by (y) the Closing Price on the date of the Adjusted Payment, if any, plus (ii) an amount of cash equal to $889,000.00 less an amount equal to twice the dollar amount by which Net Pretax Income for the applicable Fiscal Year is less than the First Earnout Goal or the Second Earnout Goal, as applicable.

         "Direct Salaries and Related Expenses" shall include, but not be limited to, wages for regular and temporary employees, as well as profit-sharing payments, approved by the Company Shareholders (other than respect to the Employee Bonus Pool) and benefits for all employees.

         "Earnout Goals" shall mean the First Earnout Goal, the Second Earnout Goal, the Third Earnout Goal, and the Fourth Earnout Goal.

         "First Earnout Goal" shall mean $1,143,000 of Net Pretax Income of the Sub in the 1997 Fiscal Year.

         "Second Earnout Goal" shall mean $1,567,000 of Pretax Income of the Sub in the 1998 Fiscal Year, less the amount by which Net Pretax Income for the 1997 Fiscal Year exceeded $1,143,000 in the event that the Net Pretax Income in the 1997 Fiscal Year was less than $1,257,300.

         "Third Earnout Goal" shall mean $2,043,000 of Net Pretax Income of the Sub for the 1999 Fiscal Year, less the amount by which Net Pretax Income for the 1998 Fiscal Year exceeded $1,567,000 in the event that the Net Pretax Income for the 1998 Fiscal Year was less than $1,723,700.

         "Fourth Earnout Goal" shall mean $2,691,000 of Net Pretax Income of the Sub for the 2000 Fiscal Year, less the amount by which Net Pretax Income for the 1999 Fiscal Year exceeded $2,043,000 in the event that the Net Pretax Income for such Fiscal Year was less then $2,247,300.

         "Earnout Payment" shall mean (i) a number of shares of Parent Common Stock equal to $444,000 divided by the Closing Price with a determination date of the date in the applicable year when the Pretax Income Statement becomes the Final Statement plus (ii) an amount of cash equal to $889,000.

         "Employee Bonus Pool" shall mean an amount equal to 15% of Gross Pre-tax Income which the Sub shall use each year to pay incentive bonuses to its employees other than the Company Shareholders.

         "General and Administrative Expenses" shall include, but not be limited to, headquarters expenses, office expenses, insurance, personnel costs for finance and administration, legal fees, audit expenses (including audit expenses required by Section 1.5(b)(i)), bad debt, management information systems expenses, employee profit sharing (other than the contributions to the Employee Bonus Pool as provided in Section 6.14 herein), executive bonus payments and management fees. Notwithstanding the foregoing, Parent shall not charge Sub any fees, expenses or other amounts for services, overhead charges or otherwise without the express written consent of at least one of the Company Shareholders.

         "Gross Pretax Income" shall mean all sales and other sources normally determined to be revenues of the Sub less all expenses (including Direct Salaries and Related Expenses, Other Direct Operating Expenses and General and Administrative Expenses) of Sub, including without limitation all compensation expenses of the Company Shareholders. Any local, state federal and foreign income taxes incurred by the Company shall not be subtracted from revenues for purposes of calculating Pretax Income. Notwithstanding the foregoing, expenses incurred by Sub (other than Direct Salaries and Related Expenses, Other Direct Expenses and General and Administrative Expenses) as a result of transactions with Parent shall not be included as expenses of Sub for the purposes of Pretax Income if such transactions are entered into without the consent of at least one of the Company Shareholders.

         "Increased Earnout Amount" shall mean twice the dollar amount by which Net Pretax Income for the applicable year is more than 110% of the First Earnout Goal, the Second Earnout Goal, the Third Earnout Goal or the Fourth Earnout Goal, as applicable. Under no circumstances shall the "Increased Earnout Amount" exceed $1.0 million in any Fiscal Year.

         "Increased Earnout Payment" shall mean (i) a number of shares of Parent Common Stock equal to one-third of the Increased Earnout Amount divided by the Closing Price with a determination date of the date in the applicable year when the Pretax Income Statement becomes the Final Statement, plus (ii) an amount of cash equal to two-thirds of the Increased Earnout Amount.

         "Net Pretax Income" shall mean 85% of Gross Pretax Income.

         "Other Direct Operating Expenses" shall include, but not be limited to, materials, contract freelance talent expenses (including independent consultants), outsourced services expenses (including expenses of services and facilities provided by Parent with the express written consent of at least one of the Company Shareholders), and facilities and equipment expenses.

                  (b) Pretax Income Statement.

                      (i) Not later than 90 calendar days following the end of each of the 1997 Fiscal Year, the 1998 Fiscal Year, the 1999 Fiscal Year, and the 2000 Fiscal Year, Parent shall deliver to the Company Shareholders a statement of the Gross Pretax Income and the Net Pretax Income of the Sub for the 1997 Fiscal Year, the 1998 Fiscal Year, the 1999 Fiscal Year, or the 2000 Fiscal Year, as the case may be (the "Pretax Income Statement"), which will be determined in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with that used by the Parent from time to time in preparation of Parent's consolidated financial statements, but applied to the Sub as if it were a stand alone entity, which such Pretax Income Statement shall be calculated and audited by Parent's certified public accountants. Parent will pay 50% of the cost of each such audit, up to a maximum of $10,000. The remainder of the costs of such audit will be included in General and Administrative Expenses of the Sub.

                      (ii) If, within 30 days following receipt by the Company Shareholders of the Pretax Income Statement, the Company Shareholders determine in good faith that the amount of either Gross or Net Pretax Income as so computed on the Pretax Income Statement is inaccurate, the Company Shareholders shall give notice to Parent within such 30 day period, (i) setting forth the Company Shareholders' determination of either Gross or Net Pretax Income, as the case may be, and (ii) specifying in reasonable detail the nature of Company Shareholders' basis for its disagreement with Parent's calculation. The failure by the Company Shareholders so to express their disagreement within such 30 day period shall constitute acceptance of the amount of either the Gross or Net Pretax Income, as applicable, so computed on the Pretax Income Statement and the Pretax Income Statement shall become the "Final Statement." If Parent and the Company Shareholders are unable to resolve their disagreement within 15 days after receipt by the Company Shareholders of notice of such disagreement, the items in dispute will be referred to Ernst & Young LLP (or another "Big 6" accounting firm mutually acceptable to Parent and the Company Shareholders) (the "Accountant") within such 15 day period. The Accountant shall make a determination as to each of the items in dispute, which determination shall be (i) in writing, (ii) furnished to Parent and the Company Shareholders as promptly as practicable after the items in dispute have been referred to Accountant, (iii) made in accordance with the accounting principles and procedures provided for in this Agreement for the preparation of the Pretax Income Statement and (iv) conclusive and binding on Parent and the Company Shareholders. The fees and expenses of the Accountant (the "Accounting Fees") shall be for the account of the Non-Prevailing Party. The "Non-Prevailing Party" means that party whose calculation of the Gross or Net Pretax Income, as the case may be, is, on a percentage basis, the least close to the Gross or Net Pretax Income as determined by the Accountant. The Pretax Income Statement as finally determined by the Accountant shall become the "Final Statement."

         (iii)    Payments.

                  (A) Fiscal Year 1997. Not more than 10 days after the 1997 Pretax Income Statement becomes the Final Statement, (i) Parent shall, if Sub shall have achieved the First Earnout Goal distribute to the Company the Earnout Payment for the 1997 Fiscal Year, (ii) Parent shall, if the Sub shall have not achieved the First Earnout Goal, but the Net Pretax Income as reflected on the Final Statement is equal to or greater than $698,667, distribute to the Company the Adjusted Payment for the 1997 Fiscal Year, and (iii) Parent shall, if Sub shall have exceeded the First Earnout Goal by more than ten percent (10%), distribute to the Company the Increased Earnout Payment for the 1997 Fiscal Year.

                  (B) Fiscal Year 1998. Not more than 10 days after the 1998 Pretax Income Statement becomes the Final Statement, (i) Parent shall, if Sub shall have achieved the Second Earnout Goal distribute to the Company the Earnout Payment for the 1998 Fiscal Year, (ii) Parent shall, if the Sub shall have not achieved the Second Earnout Goal, but the Net Pretax Income as reflected on the Final Statement is equal to or greater than $1,122,667, distribute to the Company the Adjusted Payment for the 1998 Fiscal Year, and
(iii) Parent shall, if Sub shall have exceeded the Second Earnout Goal by more than ten percent (10%) distribute to the Company the Increased Earnout Payment for the 1998 Fiscal Year.

                  (C) Fiscal Year 1999. Not more than 10 days after the 1999 Pretax Income Statement becomes the Final Statement, Parent shall, if Sub shall have exceeded the Third

Earnout Goal by more than ten percent (10%), distribute to the Company the Increased Earnout Payment for the 1999 Fiscal Year.

                  (D) Fiscal Year 2000. Not more than 10 days after the 2000 Pretax Income Statement becomes the Final Statement, Parent shall, if Sub shall have exceeded the Fourth Earnout Goal by more than ten percent (10%), distribute to the Company the Increased Earnout Payment for the 2000 Fiscal Year.

             (iv) In the event the Pretax Income Statement for the 1997
Fiscal Year, the 1998 Fiscal Year, the 1999 Fiscal Year, or the 2000 Fiscal Year has not become the Final Statement by April 15, 1998; April 15, 1999; April 15, 2000; or April 15, 2001, respectively, Parent shall on April 15, 1998; April 15, 1999; April 15, 2000; or April 15, 2001, as the case may be, distribute to the Company the Earnout Payment, Adjusted Payment or Increased Earnout Payment, as the case may be, which is not subject to a dispute between the parties. The balance, if any of such Earnout Payment, Adjusted Payment or Increased Earnout Payment, as the case may be, shall be distributed by Parent to the Company within 10 days after the Pretax Income Statement for the 1997 Fiscal Year, the 1998 Fiscal Year, the 1999 Fiscal Year, or the 2000 Fiscal Year, as the case may be, becomes the Final Statement.

         (c) Fractional Earnout Shares. No fractional Earnout Shares will be issued and the value of such fractional shares will be paid in cash pursuant to the valuation formula set forth in Section 1.6(c).

     1.6 Additional Tax Payments. In the event that the Company incurs and pays any liability under the Internal Revenue Code of 1986, as amended (the "Code"), Section 1374 or similar state or local statute, in excess of $292,093 (the "Excess Liability"), Parent shall pay to the Company in cash an amount equal to 167% of 30% of the Excess Liability (the "Additional Tax Amount"), provided, however that in no event shall the Additional Tax Amount exceed 167% of the difference between $300,000 and the Estimated Tax Liability. Any amount payable pursuant to this Section 1.6 shall be paid to the Company within 30 days of a final determination of Excess Liability by the Internal Revenue Service (the "IRS") or a court of competent jurisdiction or an agreement between the IRS and the Company (a copy of which shall be provided to Parent).

     1.7 Parent Common Stock. The shares of Parent Common Stock issued in connection with the Acquisition will be issued in a transaction either (i) exempt from registration under the Securities Act of 1933 (the "Securities Act") by reason of Section 3(a)(10) thereof or (ii) registered under the Securities Act on a Form S-4, and, as such will not be deemed "restricted securities" within the meaning of Rule 144 promulgated thereunder and resale of such shares will not be subject to any Securities Act restrictions other than as set forth under Rule 145 of such Act.

                                   ARTICLE II

         2.1 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place by exchange of original documentation by each of the respective parties' attorneys via Federal Express or similar overnight courier service on December 2, 1996, or such other date as the parties hereto may mutually determine (the "Closing Date").

         2.2 Deliveries at the Closing by the Company and the Company Shareholders. At the Closing, the Company or the Company Shareholders, as the case may be, shall deliver or cause to be delivered to Parent or Sub, as the case may be, the following:

             (a) copies of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement by the Company and a certificate of the Secretary of the Company, dated the Closing Date, certifying that such resolutions were duly adopted and in full force and effect;

             (b) a copy of the resolution of the Company Shareholders approving this Agreement and all other transactions contemplated by this Agreement and a certificate of the Secretary of the Company, dated the Closing Date, certifying that such resolutions were duly adopted and are in full force and effect;

             (c) the Company will execute, acknowledge (if appropriate), and deliver to Sub (A) the deeds related to any Acquired Assets, properly endorsed,
(B) assignment of the permits and contracts of the Company and any third party consents necessary, or requested by Sub and Parent, to such assignments which appear on Schedule 3.12, and (D) such other instruments of sale, transfer, conveyance and assignment as Parent, Sub and their counsel may reasonably request to transfer the Acquired Assets;

             (d) the various other certificates, instruments and documents referred to in Article I; and

             (e) all other documents, certificates, instruments or writings required to be delivered by the Company or the Company Shareholders at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

         2.3 Deliveries at the Closing by Parent and Sub. At the Closing, Parent and Sub shall deliver to the Company or the Company Shareholders as the case may be, the following:

             (a) stock certificates representing the Initial Consideration
Shares;

             (b) a certified check or wire transfer for the Initial Cash Amount;

             (c) an instrument of assumption of liabilities, reasonably acceptable to the Company, by which Sub shall assume the Assumed Liabilities as of the Closing;

             (d) a copy of the resolutions of the Board of Directors of each of Parent and Sub authorizing the execution, delivery and performance by the relevant Company and a certificate of the Secretary of the relevant Company dated the Closing Date, certifying that such resolutions were duly adopted and are in full force and effect;

             (e) the various other certificates, instruments and documents referred to in Article I; and

             (f) a copy of the resolution of the sole shareholder of Sub approving the Acquisition, and this Agreement and a certificate of the Secretary or Assistant Secretary of Sub, dated the Closing Date, certifying that such resolutions were duly adopted and are in full force and effect.

         2.4 Allocation. Within 30 days of the Closing, Parent and the Company shall mutually agree on the manner in which the consideration referred to in
Section 1.2 is to be allocated among the Acquired Assets (the "Allocation"). The Allocation shall be prepared in a manner consistent with Section 1060 of the Code, and shall be conclusive and binding upon Parent and the Company for all purposes, and the parties agree that all tax returns and reports (including IRS Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise file a tax return position inconsistent with) the Allocation unless required by the IRS or state taxing authority.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF THE
                      COMPANY AND THE COMPANY SHAREHOLDERS


         The Company and the Company Shareholders hereby, jointly and severally, represent and warrant to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers) supplied by the Company to Parent (collectively, the "Company Schedules" and each a Schedule) and dated as of the date hereof, as follows:

         3.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the Acquired Assets or the Business (hereinafter referred to as a "Material Adverse Effect"). The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to Parent. Section 3.1 of the Company Schedules lists the directors and officers of the Company. The operations now being conducted by the Company have not been conducted under any other name.

         3.2 Company Capital Structure.

             (a) The authorized capital stock of the Company consists of 200 shares of authorized Common Stock, no par value, of which 25 shares are issued and outstanding. The Company Shareholders hold of record and beneficially all of the outstanding capital stock of the Company as set forth on Section 3.2(a) of the Company Schedule. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable.

             (b) The Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company or any Company Shareholder is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of capital stock of the Company.

         3.3 Subsidiaries. Except as set forth on Schedule 3.3 hereto, the Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

         3.4 Authority. Subject only to the requisite approval of the Acquisition and this Agreement by the Company's Shareholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The vote required of the Company's Shareholders to duly approve the Acquisition and this Agreement is that number of shares as would constitute two-thirds of all the outstanding Company Common Stock. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. The Company's Board of Directors has unanimously approved the Acquisition and this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. Except as set forth on Schedule 3.4, none of the execution and delivery of this Agreement by the Company, the sale and transfer of the Acquired Assets and the assumption of the Assumed Liabilities does, and, as of the Closing Date, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit or creation of any security interest under (any such event, a "Conflict") (i) any provision of the Articles of Incorporation or Bylaws of the Company or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or the Acquired Assets other than Conflicts which individually or in the aggregate would not have a Material Adverse Effect. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement, the sale and transfer of the Acquired Assets or the consummation of the transactions contemplated hereby, except for (i) the filing with the New York State Sales Tax Commission, (ii) such consents, waivers, approvals, orders, authorizations, registra tions, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on
Schedule 3.4, except where the failure to obtain such Consent would not have a Material Adverse Effect.

         3.5 Company Financial Statements. Schedule 3.5 sets forth the
Company's audited balance sheet as of December 31, 1995 and the related unaudited statements of income and cash flow for the twelve-month period then ended (the "Audited Financials") and the Company's unaudited balance sheet as of August 31, 1996 (the "Current Balance Sheet") and the related unaudited statements of income and cash flow for the eight-month period then ended (the "Unaudited Financials" and together with the Audited Financials, the "Company Financials"). The Audited Financials present fairly the financial condition, operating results and cash flows of the Company, are correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other. The Unaudited Financials present fairly the financial condition, operating results and cash flows of the Company, are correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent with the Audited Financials, subject to normal year-end adjustments, which will not be material in amount or significance. At the Closing Date, the Company's current assets are, and will be, equal to or greater than its total liabilities less accrued rent as determined in accordance with GAAP.

         3.6 No Undisclosed Liabilities. Except as set forth in Schedule 3.6, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type in excess of $15,000, individually, or $25,000 in the aggregate, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which (i) has not been reflected in the Current Balance Sheet, or (ii) has not arisen since August 31, 1996 in the ordinary course of the Company's business consistent with past practices.

         3.7 No Changes. Except as set forth in Schedule 3.7, since August 31, 1996, there has not been, occurred or arisen any:

             (a) material transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

             (b) amendments or changes to the Articles of Incorporation or Bylaws of the Company;

             (c) capital expenditure or commitment by the Company, either individually or in the aggregate, exceeding $10,000;

             (d) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

             (e) labor dispute, work stoppage, or claim of wrongful discharge or other unlawful labor practice or action;

             (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

             (g) revaluation by the Company of any of its assets;

             (h) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock; provided that the Company may pay dividends or make other distributions between the date hereof and the Closing Date, provided that the payment of such dividends or distributions do not violate paragraph 5.1(f) hereof;

             (i) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person;

             (j) any agreement, contract, lease or commitment (collectively a "Company Agreement") or any extension or modification the terms of any Company Agreement which (i) involves the payment by the Company of greater than $10,000 per annum or which extends for more than one (1) year, (ii) involves any payment or obligation to any Affiliate or the Company other than in the ordinary course of business as conducted on that date and consistent with past practices, or
(iii) involves the sale of any material assets;

             (k) sale, lease, license or other disposition of any of the assets or properties of the Company, or the creation of any security interest in such assets or properties, except in the ordinary course of business as conducted on that date and consistent with past practices;

             (l) amendment or termination of any material contract, agreement or license to which the Company is a party or by which it is bound;

             (m) loan by the Company to any person or entity, incurrence by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

             (n) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

             (o) the commencement or notice or, to the Company Shareholders' or the Company's knowledge, threat of commencement of any lawsuit or proceeding against or, to the Company Shareholders' knowledge, investigation of the Company or its affairs;

             (p) notice of any claim of ownership by a third party of the Company's Intellectual Property (as defined in Section 3.11 below) or of infringement by the Company of any third party's Intellectual Property rights;

             (q) issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

             (r) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

             (s) any event or condition of any character that has or could be reasonably be expected to have a Material Adverse Effect on the Company;

             (t) any event or condition that adversely affects the Company's status as an S Corporation within the meaning of Section 1361 of the Code;

             (u) negotiation or agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (t) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

         3.8 Tax and Other Returns and Reports.

             (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

             (b) Tax Returns and Audits. Except as set forth in Schedule 3.8:

                 (i) The Company as of the Closing Date will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns shall be true and correct in all material respects and shall have been completed in accordance with applicable law.

                 (ii) The Company as of the Closing Date will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

                 (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                 (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

                 (v) The Company does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against all Taxes in accordance with GAAP on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company and the Company Shareholders have no knowledge of any reasonable basis for the assertion of any additional liability for taxes attributable to the Company, its assets or operations.

                 (vi) The Company has made available copies of all federal and state income and all state sales and use Tax Returns for all periods since January 1, 1991.

                 (vii) There are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company relating to or attributable to Taxes, other than liens for personal property, sales and payroll taxes not yet due and payable.

                 (viii) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                 (ix) As of the Closing Date, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

                 (x)    The Company has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                 (xi) The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement.

                 (xii) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                 (xiii) The Company has been an S Corporation within the meaning of Section 1361 of the Code at all times since June 1, 1991.

         3.9 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. The Company has not entered into any agreement under which the Company is restricted from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

         3.10 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

              (a) The Company owns no real property, nor has it ever owned any real property. Schedule 3.10(a) sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

              (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the Acquired Assets, free and clear of any liens, pledges, charges, claims, security interests and other encumbrances of any sort (collectively, "Liens"), except as reflected in the Company Financials or in Schedule 3.10(b) and except for Liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby. The Company has full corporate right and corporate power to (and at the Closing will) sell, convey, assign, transfer and deliver to Sub good and valid title to all of the Acquired Assets, free and clear of Liens, except as reflected in the Company Financials or in Schedule 3.10(b) and except for Liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

              (c) Schedule 3.10(c)(i) lists all material items of equipment (the "Equipment") owned or leased by the Company and such Equipment is, taken as a whole, (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in reasonable operating condition, subject to normal wear and tear. Schedule 3.10(c)(ii) sets forth a list of art, books and furniture currently on the Company's premises which are owned personally by the Company Shareholders.

         3.11 Intellectual Property.

              (a) For the purposes of this agreement, the following terms have the following definitions:

         "Intellectual Property" shall mean any or all of the following and all rights associated therewith: (i) all domestic and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor; (vi) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith; and (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all documentation related to any of the foregoing.

         "Intellectual Property of Company" shall mean any Intellectual Property that: (i) is owned by or exclusively licensed to the Company, or (ii) which is necessary to the operation of the Company, including the design, manufacture and use of the products of the Company as it currently is operated or is reasonably anticipated to be operated in the future, but shall specifically not include any rights in or to materials created for clients as "work-made-for-hire" or which are subject to an exclusive assignment or license in favor of clients of the Company.

              (b) Schedule 3.11 (b) lists all of the United States and foreign:
(i) patent and patent applications; (ii) registered trademarks and trademark applications; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; and (v) any other Intellectual Property of Company that is the subject of an application, certificate or registration issued by any state, government or other public legal authority.

              (c) The registrations of the Intellectual Property listed on
Schedule 3.11(b) are valid and subsisting, all necessary registration and renewal fees in connection with such registrations have been made and all necessary documents and certificates in connection with such registrations have been filed with the relevant patent, copyright and trademark authorities in the United States for the purposes of maintaining such Intellectual Property registrations.

              (d) The contracts, licenses and agreements listed on Schedule 3.12(a) include all contracts, licenses and agreement, to which the Company is a party which (i) still require performance of services, delivery of materials or ongoing royalties or similar payments, either by the Company or to the benefit of the Company or (ii) to the knowledge of the Company and the Company Shareholders are not included in (i) and since January 1, 1995, required the performance of services, delivery of materials or ongoing royalties or similar payment either by the Company or to the benefit of the Company and included indemnification obligations of the Company or the performance of nondisclosure obligations, in each case, with respect to any Intellectual Property, other than "shrink wrap" and similar commercial end-user licenses.

              (e) To the best of the knowledge of the Company and the Company Shareholders, the contracts, licenses and agreements listed on Schedule 3.12(a) are in full force and effect. Provided that the consents to assignment listed on
Schedule 3.12(a) have been obtained, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of the contracts, licenses and agreements listed on Schedule 3.12(a). The Company is in compliance with, and has not breached any material term of, the contracts, licenses and agreements listed on Schedule 3.12 (a), and, to the knowledge of the Company and the Company Shareholders, all other parties to the contracts, licenses and agreements listed on Schedule 3.12(a) are, in compliance with, and have not breached any material term of, the contracts, licenses and agreements. Following the Closing Date, Sub will be permitted to exercise all of the Company's rights under the contracts, licenses and agreements listed in Schedule 3.12(a) without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

              (f) Except as set forth in Schedule 3.12(a): (i) no person has any rights to use any of the Intellectual Property of the Company; and (ii) the Company has neither granted to any Person, nor authorized any Person to retain, any rights in the Intellectual Property of Company.

              (g) To the knowledge of the Company and the Company Shareholders:
(i) the Company owns and has good and exclusive title to each item of Intellectual Property listed on Schedule 3.11(b), free and clear of any lien or encumbrance; and (ii) the Company owns, or has the right, pursuant to a valid Contract to use or operate under, all other Intellectual Property of the Company.

              (h) The operation of the Business as it currently is conducted, including its design, development, manufacture and sale of its products (including with respect to products currently under development) and provision of services, does not infringe the Intellectual Property of any other person.

              (i) The Company has not received notice from any person that the operation of the Business, including its design, development, manufacture and sale of its products (including with respect to products currently under development) and provision of services, infringes the Intellectual Property of any person.

              (j) The Acquired Assets include all Intellectual Property necessary to the conduct of the Business as it currently is conducted, including, without limitation, the design, development, manufacture and sale of all products currently manufactured or sold by the Company or under development by the Company.

              (k) To the knowledge of the Company and the Company Shareholders,
Schedule 3.12(a) lists all contracts, licenses and agreements between the Company and any other person pursuant to which required the performance of services, delivery of materials or ongoing royalties or similar payment either by the Company or to the benefit of the Company since January 1, 1995, and included indemnification obligations of the Company or the performance of nondisclosure obligations, or otherwise require the Company to assume or incur any obligation or liability with respect to the infringement by the Company or such other Person of the Intellectual Property rights of any other person.

              (l) There are no contracts, licenses and agreements between the Company and any other person with respect to Company Intellectual Property which there is any dispute known to the Company regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

              (m) To the knowledge of the Company and the Company Shareholders, no person is infringing or misappropriating any of the Company's Intellectual Property.

              (n) To the knowledge of the Company and the Company Shareholders, there are no material claims asserted against the Company or against any customer of the Company, related to any product or service of the Company.

              (o) No Company Intellectual Property right or product of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any material manner the use or licensing thereof by the Company.

              (p) The Company has a policy requiring each employee and contractor to execute proprietary information and confidentiality agreements substantially in the Company's standard forms.

         3.12 Agreements, Contracts and Commitments.

              (a) Except as set forth on Schedule 3.12(a), the Company is not a party to nor is it bound by:

                  (i)   any collective bargaining agreements,

                  (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

                  (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

                  (iv) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization,

                  (v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

                  (vi)   any fidelity or surety bond or completion bond,

                  (vii)  any lease of personal property,

                  (viii) to the knowledge of Company and the Company Shareholders any agreement of indemnification contained in any agreement which required the performance of services, delivery of materials or ongoing royalties or similar payment either by the Company or to the benefit of the Company since January 1, 1995.

                  (ix)   any agreement of guaranty,

                  (x) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person,

                  (xi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000,

                  (xii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

                  (xiii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause
(viii) hereof,

                  (xiv) any purchase order or contract for the purchase of materials involving $10,000 or more,

                  (xv)     any construction contracts,

                  (xvi) any distribution, joint marketing or development agreement, or

                  (xvii) any other agreement, contract or commitment that involves $15,000 or more or is not cancelable without penalty within thirty (30) days pursuant to which the Company is still required to perform services, deliver materials or pay ongoing royalties or similar fees or a third party is still obligated to perform services, deliver materials or pay ongoing fees to the Company.

              (b) To the best of the knowledge of the Company and the Company Shareholders, the Company has not breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment to which it is a party or by which it is bound. Each such agreement, contract or commitment is in full force and effect and, to the knowledge of the Company and the Company Shareholders, is not subject to any default thereunder by any party obligated to the Company pursuant thereto.

         3.13 Interested Party Transactions. No officer, director or affiliate (as defined under Regulation C under the Securities Act of 1933, as amended) of the Company nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any Contract; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 3.13.

         3.14 Governmental Authorization. Schedule 3.14 accurately lists each material consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of the Acquired Assets or (ii) which is required for the operation of its business or the holding of any such interest other than the failure to obtain a consent, license, permit, grant or other authorization which would not have a Material Adverse Effect (herein collectively called "Company Authorizations"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its Business or hold any interest in the Acquired Assets.

         3.15 Litigation. There is no action, suit or proceeding of any nature pending or to the Company or the Company Shareholders' knowledge threatened against the Company, the Acquired Assets or any of the Company's officers or directors. There is no investigation pending or, to the Company or the Company's Shareholders' knowledge, threatened against the Company, the Acquired Assets or any of the Company's officers or directors by or before any Governmental Entity. No

Governmental Entity has at any time challenged or questioned the legal right of the Company to produce, offer or sell any of its products or services in the present manner or style thereof.

         3.16 Accounts Receivable; Inventory.

              (a) The Company has made available to Parent a list of all accounts receivable of the Company reflected on the Current Balance Sheet ("Accounts Receivable") along with a range of days elapsed since invoice.

              (b) All Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet. Except as set forth on Schedule 3.10(b), no person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

              (c) All of the inventories of the Company reflected on the Company Financials and the Company's books and records on the date hereof were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with the Company's regular inventory practices and are set forth on the Company's books and records in accordance with the practices and principles of the Company consistent with the method of treating said items in prior periods. None of the inventory of the Company reflected on the Company Financials or on the Company's books and records as of the date hereof (in either case net of the reserve therefor) is in excess of the needs of the business of the Company reasonably anticipated for the normal operation of the business consistent with past practices and outstanding customer contracts. The presentation of inventory on the Company Financials conforms to GAAP and such inventory is stated at the lower of cost (determined using the first-in, first-out method) or net realizable value.

         3.17 Minute Books. The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and Shareholders or actions by written consent since the time of incorporation of the Company.

         3.18 Environmental Matters.

              (a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) to the knowledge of the Company and the Company Shareholders, illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. To the knowledge of the Company and the Company Shareholders', no Hazardous Materials are present as a result of the deliberate actions of the Company or as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

              (b) Hazardous Materials Activities. To the knowledge of the Company and the Company Shareholders, the Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

              (c) Permits. To the knowledge of the Company and the Company Shareholders, the Acquired Assets include all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Business' Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

              (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company Shareholders' knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or the Business. Neither the Company nor the Shareholders are aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

         3.19 Brokers' and Finders' Fees; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction con templated hereby, except for fees and expenses which are Excluded Liabilities.

         3.20 Employee Matters and Benefit Plans.

              (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 3.20(a)(i) below (such definition shall only apply to this Section 3.20), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                  (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b) or (c) of the Code and the regulations thereunder;

                  (ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                  (iii) "Company Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability contingent or otherwise;

                  (iv) "Employee" shall mean any current, former, or retired employee, officer, or director of the Company or any Affiliate;

                  (v) "Employee Agreement" shall refer to each management, employment, severance, consulting or similar agreement or contract between the Company or any Affiliate and any Employee or consultant;

                  (vi)   "IRS" shall mean the Internal Revenue Service;

                  (vii)  "Multiemployer Plan" shall mean any "Pension Plan"
(as defined below) which is a "multiemployer plan", as defined in Section 3(37) of ERISA; and

                  (viii) "Pension Plan" shall refer to each Company Employee Plan which is an "employee pension benefit plan", within the meaning of Section 3(2) of ERISA.

              (b) Schedule. Schedule 3.20(b) contains an accurate and complete list of (i) each Employee of the Company and each Employee's current salary and bonus applicable to the current fiscal period and (ii) each Company Employee Plan and each Employee Agreement. The Company does not have any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to materially modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

              (c) Documents. The Company has provided to Parent (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement including all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the two most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Company Employee Plan; and (vii) all material communications to any Employee or Employees relating to any Company Employee Plan.

              (d) Employee Plan Compliance. Except as set forth on Schedule 3.20(d), (i) the Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code;
(ii) no "prohibited transaction", within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan;
(iii) there are no actions, suits or claims pending, or, to the knowledge of the Company or the Company Shareholders, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to the Company, Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) there are no inquiries or proceedings pending or, to the knowledge of the Company or the Company Shareholders, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vi) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Section 4975 through 4980 of the Code.

              (e) Pension Plans. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

              (f) Multiemployer Plans. At no time has the Company contributed to any Multiemployer Plan.

              (g) No Post-Employment Obligations. Except as set forth in
Schedule 3.20(g), no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

              (h) Effect of Transaction.

                  (i) The execution of this Agreement, the sale of the Acquired Assets and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                  (ii) No payment or benefit which will or may be made by the Company or Parent or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment", within the meaning of Section 280G(b)(1) of the Code.

              (i) Employment Matters. The Company (i) is, to the knowledge of the Company and the Company Shareholders, in compliance in all material respects with all applicable foreign, federal and state laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees or other persons who by virtue of their activities performed on behalf of the Company may be deemed employees within the meaning of applicable law; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees or other persons who by virtue of their activities performed on behalf of the Company may be deemed employees within the meaning of applicable law (other than routine payments to be made in the normal course of business and consistent with past practice).

              (j) Labor. No work stoppage or labor strike against the Company is pending or, to the best knowledge of the Company or the Company Shareholders, threatened. The Company is not involved in or, to the knowledge of the Company or the Company Shareholders, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a liability to the Company. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

              (k) No Interference or Conflict. To the knowledge of the Company and the Company Shareholders, no director, officer, employee or consultant of the Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such person's best efforts to promote the interests of the Company or that would conflict with the Company's business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or proposed to be conducted will, to the Company's or the Company Shareholders' knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such officers, directors, employees or consultants is now obligated.

         3.21 Insurance. Schedule 3.21 lists all insurance policies and fidelity bonds covering the Acquired Assets and the Business. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company Shareholders have no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

         3.22 Compliance with Laws. To the knowledge of the Company and the Company Shareholders, the Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

         3.23 Third Party Consents. Except as set forth on Schedule 3.23, no consent or approval is needed from any third party in order to effect the Acquisition or any of the transactions contemplated by this Agreement.

         3.24 Warranties; Indemnities. Schedule 3.24 indicates all warranty and indemnity claims in excess of $10,000 presently pending against the Company.

         3.25 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel.

         3.26 Representations Complete. None of the representations or warranties made by the Company or the Company Shareholders (as modified by the Company Schedules), nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the Shareholders of the Company in connection with soliciting their consent to this Agreement and the Acquisition, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub hereby jointly and severally represent and warrant to the Company as follows:

         4.1 Organization, Standing and Power. Parent and Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated hereby.

         4.2 Authority. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes the valid and binding obligations of Parent and Sub, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. None of the execution and delivery of this Agreement by Parent or Sub, the purchase of the Acquired Assets and the assumption Assumed Liability does, and as of the Closing Date, the consummation of the transaction contemplated hereby will Conflict with
(i) any provision of the Certificate of Incorporation or Bylaws of Parent or Sub or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgement, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or any of their respective properties and assets, except where such Conflict will not have a material adverse affect on the business, assets, financial conditions or results of operations of Parent and Sub taken as a whole. No consent, waiver, approval, order, or authorization of, or registration, declaration or filing with, any Governmental Entity or third party (so as not trigger any Conflict), is required by or with respect to Parent or Sub in connection with execution and delivery this Agreement, the purchase of the Acquired Assets or consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which may be required under applicable Federal and State securities laws and such consents, waivers, authorizations, filings, approvals and registration, which if not obtained, would not have a material adverse affect on the business, assets, financial condition or results of operations of Parent and Sub taken as a whole.

         4.3 Capital Structure.

             (a) The authorized stock of Parent consists of 30,000,000 shares of Common Stock, $.001 par value, of which 12,845,937 shares were issued and outstanding as of June 21, 1996, and 5,000,000 shares of undesignated Preferred Stock, $.001 par value. No shares of Preferred

Stock are issued or outstanding. The authorized capital stock of Sub consists of 1,000 shares of Common Stock, $.001 par value, 1,000 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. Parent has also reserved (i) 1,000,000 shares of Common Stock for issuance to employees and consultants pursuant to the Parent's 1995 Stock Plan, (ii) 100,000 shares of Common Stock for issuance to directors under its 1995 Directors Option Plan, (iii) 300,000 shares of Common Stock for issuance under the Parent's 1995 Employee Stock Purchase Plan and (iv) 750,000 shares of Common Stock reserved for issuance under Parent is 1995 Series B Common Stock Plan. There are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Parent or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

             (b) The shares of Parent Common Stock to be issued pursuant to the Acquisition will be duly authorized, validly issued, fully paid, non-assessable.

         4.4 SEC Documents; Parent Financial Statements. Parent has furnished the Company with a true and complete copies of its filings with the Securities and Exchange Commission (the "SEC") of (i) its final prospectus dated December 14, 1995 relating to its initial public offering, (ii) its report on Form 10-K for the fiscal year ended November 30, 1995, (iii) its Annual Report to its stockholders for the fiscal year ended November 30, 1995, (iv) its Proxy Statement to its stockholders dated April 5, 1996, (v) its report on Form 10-Q for the fiscal quarter ended February 29, 1996, (vi) its report of Form 10-Q for the fiscal quarter ended May 31, 1996, and (vii) its final prospectus dated June 21, 1996 relating to its secondary public offering (collectively, the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "1933 Act"), and the Securities Exchange Act of 1934, as amended, as applicable and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. No event, condition or occurrence has occurred since the date of the most recent SEC Document which has had a material adverse effect on Parent. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of Parent at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).

         4.5 Brokers' and Finders' Fees. The Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         4.6 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or the knowledge of Parent, threatened, against Parent or Sub, which in any manner challenges or seeks to prevent, enjoin, alter, or materially delay the Acquisition or any of the other transaction contemplated by this Agreement.

                                    ARTICLE V

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         5.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company agrees (except to the extent that Parent shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact the Company's present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Acquired Assets, including without limitation, the Company's goodwill and ongoing businesses at the Closing Date. The Company shall promptly notify Parent of any event or occurrence involving the Company or the Acquired Assets, whether or not in the ordinary course of business of the Company, which could reasonably be expected to have a Material Adverse Effect. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent:

             (a) Enter into any commitment or transaction not in the ordinary course of business or any commitment or transaction of the type described in
Section 3.7 hereof;

             (b) Transfer to any person or entity any rights with respect to Company Intellectual Property Rights;

             (c) Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

             (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any contract or agreement set forth on Company Schedule 3.12;

             (e) Commence any litigation;

             (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor); provided that the Company may declare, set aside or pay dividends or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock as long as at the Closing Date, the Company's current assets are equal to or greater than its total liabilities less accrued rent as determined in accordance with GAAP;

             (g) Issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

             (h) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

             (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partner ship, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

             (j) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practices;

             (k) Incur any indebtedness for borrowed money other than under the Company's existing line of credit consistent with past practice or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

             (l) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof.

             (m) Adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

             (n) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

             (o) Pay, discharge or satisfy, in an amount in excess of $10,000 (in any one case) or $25,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business or liabilities reflected or reserved against in the Company Financials (or the notes thereto);

             (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

             (q) Enter into any strategic alliance or joint marketing arrangement or agreement; or

             (r) Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (q) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

         5.2 No Solicitation. Until the earlier of the Closing Date, and the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, neither the Company nor either of the Company Shareholders will (nor will the Company permit any of the Company's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, conduct discussions with or engage in negotiations with any person, relating to the possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (b) provide information with respect to it to any person, other than Parent, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets or
(d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of it subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets by any person, other than by Parent. In addition to the foregoing, if the Company or either Company Shareholder receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company or the Company Shareholder, as applicable, shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.


                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

         6.1 Fairness Hearing/Registration; Company Shareholder Approval.

             (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare the necessary documentation to seek to obtain a permit (a "California Permit") from the Commissioner of Corporations of the State of California (after a hearing before such Department) pursuant to Section 25121 of the California Corporate Securities Law of 1968, so that the issuance of Parent Common Stock in the Acquisition shall be exempt from registration under Section 3(a)(10) of the Securities Act, and as such the Parent Common Stock will not be deemed "restricted securities" within the meaning of Rule 144 promulgated thereunder and resale of such shares will not be subject to any Securities Act restrictions other than as set forth under Rule 145.

             (b) If the Parent and the Company are unable to obtain the California Permit prior to December 2, 1996, Parent shall prepare and file with the SEC a registration statement on Form S-4 (the "S-4") and include therein a proxy statement (the "Proxy Statement") to be sent to the Company's Shareholders soliciting their consent to the Acquisition. The Company shall provide to Parent and its counsel for inclusion in the Proxy Statement of the S-4, in form and substance reasonably satisfactory to Parent and its counsel, such information concerning the Company, its operations, capitalization, share ownership and other material as Parent or its counsel may reasonable request. Each of Parent and the Company shall use its reasonable best efforts to respond to any comments of the SEC, to have the S-4 declared effective under the 1933 Act as promptly as practicable after such filing and to cause the Proxy Statement to be mailed to the Company's Shareholders at the earliest practicable time. Each party will notify the other parties hereto promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the S-4 or, the Proxy Statement or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the S-4 or the Proxy Statement. Whenever any event occurs which should be set forth in an amendment or supplement to the Proxy Statement and the S-4 Filing, Parent or the Company, as the case may be, shall promptly inform the other Company of such occurrence and cooperate in filing with the SEC or its staff.

             (c) As promptly as practicable after the receipt of a California Permit, or declaration of effectiveness of the S-4 by the SEC, the Company shall submit this Agreement and the transactions contemplated hereby to the Company Shareholders for approval and adoption as provided by New York Law and its Certificate of Incorporation and Bylaws. The Company Shareholders shall approve the Acquisition and this Agreement and shall take such other actions as may be necessary or desirable to enable the Closing to occur as promptly as practicable. The materials submitted to the Company's Shareholders shall be subject to review and approval by Parent and include information regarding the Company, the terms of the Acquisition and this Agreement and the unanimous recommendation of the Board of Directors of the Company in favor of the Acquisition and this Agreement.

         6.2 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company's properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Parent shall provide the Company and the Shareholders with copies of such publicly available information about Parent as the Company may request and shall provide the Company with reasonable access to its executive officers in this regard. No information or knowledge obtained in any investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

         6.3 Confidentiality. Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any investigation pursuant to Section 6.2, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which
(a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers or (f) which is disclosed in the course of any litigation between any of the parties hereto.

         6.4 Expenses. Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with the Acquisition including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses. Notwithstanding the foregoing the Company shall pay fifty percent (50%) of the fee of Empire Valuation Consultants up to a maximum of $10,000.

         6.5 Public Disclosure. Unless otherwise required by law, prior to the Closing Date, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld, subject, in the case of Parent, to Parent's obligation to comply with applicable securities laws; provided that Parent and the Company shall agree on the substance of such disclosure in connection with applicable securities laws which agreement shall not be unreasonably withheld or delayed.

         6.6 Consents. The Company shall use commercially reasonable efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Acquisition (all of such consents, waivers and approvals are set forth in Company Schedules) so as to preserve all rights of, and benefits to, the Company and the Acquired Assets thereunder.

         6.7 Best Efforts. Subject to the terms and conditions provided in this Agreement, and subject specifically to paragraph 6.6 hereof, each of the parties hereto shall use its best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

         6.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company and Parent, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect any remedies available to the party receiving such notice.

         6.9 Secretary's Certificate. Upon execution of this Agreement, the Secretary of the Company shall deliver a certificate in form and substance acceptable to counsel to Parent certifying that resolutions of the Board of Directors of the Company were duly adopted at by unanimous consent of the Board on September 30, 1996, authorizing and ratifying the transactions contemplated by this Agreement, and certifying the accuracy and correctness of such resolutions as adopted by the Board of Directors of the Company. Such certificates shall also certify that such resolutions have not been amended or modified, and all such resolutions are in full force and effect.

         6.10 Affiliate Agreements. Schedule 6.11 sets forth those persons who, in the Company's reasonable judgment, are or may be "affiliates" of the Company within the meaning of Rule 145 (each such person an "Affiliate") promulgated under the Securities Act ("Rule 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement (and in any case prior to the Effective Time) from each of the Affiliates of the Company, an executed Affiliate Agreement in the form attached hereto as Exhibit C. Parent and Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

         6.11 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

         6.12 NMS Listing. Parent shall authorize for listing on the Nasdaq Stock Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Acquisition, upon official notice of issuance.

         6.13 Payment to Employee Bonus Pool. Sub shall contribute 15% of Gross Pre-tax Income to the Employee Bonus Pool. No Company Shareholder shall be entitled to receive any payment relating to this Employee Bonus Pool.

         6.14 Amendment to Bylaws of Sub; Board of Directors. Until the earlier of the end of the 2000 Fiscal Year or the termination of the Company Shareholders' employment with Sub, Parent shall not amend Article III of Sub's Bylaws. In addition, until the end of the 2000 Fiscal Year Parent shall and so long as a Company Shareholder is employed by Sub and Parent is not entitled pursuant to Sub's Bylaws to amend Sub's Bylaws, elect such Company Shareholder to the Board of Directors of Sub.

         6.15 Current Public Information. Parent agrees that at any time that Parent Common Stock is being issued to the Company Shareholders pursuant to this Agreement, that Parent will be in compliance with the "current public information" requirements of subparagraph (c) of Rule 144 of the 1933 Act and in connection with each such issuance Parent shall, if requested by either Company Shareholder, deliver a certificate to such effect to the Company Shareholders, which certificate shall specifically state that in connection with any sale of Parent Common Stock by the Company Shareholders such certificate may be relied on by such Company Shareholders.

         6.16 Bulk Sales; Tax Clearance Certificate. The parties agree to take such actions as may be necessary to comply with any bulk transfer laws which may be applicable to the transactions contemplated by this Agreement. The parties agree to cooperate to obtain state or local tax clearance certificates relating to Sales Taxes or employment or employee withholding Taxes, including the filing of New York State Form AU-196.10.

         6.17 Maintenance of Insurance Coverage. Sub and the Company Shareholders shall each use their best efforts to (i) insure that the Company's existing business insurance policies are transferred to Sub upon consummation of the Acquisition and (ii) insure that such policies, or substantially similar policies, are maintained by Sub after the Closing, for so long as any of the Company Shareholders remains an employee of Sub. Sub and Parent shall consult with each other with respect to the most cost-efficient manner of maintaining such insurance policies.

         6.18 Change of Name. No later than 30 days after the Closing, the Company shall take all actions necessary to change its corporate name, and take such other actions as are necessary to allow Sub to conduct business under the name "Donovan & Green, Inc." in the State of New York.

                                   ARTICLE VII

                          CONDITIONS TO THE ACQUISITION

         7.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

             (a) Securities Law Compliance. Parent shall be able to issue the Parent Common Stock that comprises part of the consideration in the Acquisition in compliance with the 1933 Act and the rules and regulations thereunder.

             (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

             (c) Litigation. There shall be no bona fide action, suit, claim or proceeding of any nature pending, or overtly threatened, against the Parent, Sub or the Company, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the Acquisition or the other transactions contemplated by the terms of this Agreement.

         7.2 Additional Conditions to Obligations of Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

             (a) Representations, Warranties and Covenants. The representations and warranties of Parent and Sub in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time and each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Closing Date.

             (b) Certificate of the Parent. Company shall have been provided with a certificate executed on behalf of the Parent by its President to the effect that, as of the Closing Date;

                 (i) all representations and warranties made by the Parent in this Agreement are true and correct in all material respects; and

                 (ii) all covenants and obligations of this Agreement to be performed by the Parent on or before such date have been so performed in all material respects;

             (c) Claims. There shall not have occurred any claims (whether or not asserted in litigation) which may materially and adversely affect the consummation of the transactions contemplated hereby or the business, assets (including intangible assets), financial condition or results of operations of the Parent and its subsidiaries, taken as a whole.

             (d) No Material Adverse Changes. There shall not have occurred any material adverse change in the business, assets (including intangible assets), financial condition or results of operations of the Parent and its subsidiaries, taken as a whole.

             (e) Legal Opinion. The Company shall have received a legal opinion from Wilson, Sonsini, Goodrich & Rosati, legal counsel to Parent, substantially in the form of Exhibit B-1 hereto.

             (f) Bylaws. Sub shall have adopted bylaws substantially in the form of Exhibit E hereto.

             (g) Shareholder Approval. This Agreement and the Acquisition shall have been approved and adopted by all the shareholders of Sub by the requisite vote under applicable law.

             (h) Employment Agreements. Sub shall have executed and delivered the Employment Agreements for each of the Company Shareholders in the form of Exhibit D hereto.

             (i) On the Closing Date, Parent shall be in compliance with "current public information" requirement of paragraph (c) of Rule 144 promulgated under the 1933 Act.

         7.3 Additional Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

             (a) Representations, Warranties and Covenants. The representations and warranties of the Company and the Company Shareholders in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time and the Company and the Company Shareholders shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Closing Date.

             (b) Certificate of the Company and Company Shareholders. Parent shall have been provided with a certificate executed by the Company Shareholders and executed on behalf of the Company by its Chief Executive Officer to the effect that, as of the Closing Date:

                 (i) all representations and warranties made by the Company and the Company Shareholders in this Agreement are true and correct in all material respects; and

                 (ii) all covenants and obligations of this Agreement to be performed by the Company on or before such date have been so performed in all material respects.

             (c) Claims. There shall not have occurred any claims (whether or not asserted in litigation) which may materially and adversely affect the consummation of the transactions contemplated hereby or may have a Material Adverse Effect.

             (d) Third Party Consents. Any and all consents, waivers, and approvals listed on Schedule 7.3(d) shall have been obtained.

             (e) Legal Opinion. Parent shall have received a legal opinion from Frankfurt, Garbus, Klein & Selz, legal counsel to the Company, substantially in the form of Exhibit B-2 hereto.

             (f) Noncompetition Agreements. Each of the Company Shareholders shall have executed and delivered to Parent a Noncompetition Agreement in the form of Exhibit C and such Noncompetition Agreements shall be in full force and effect.

             (g) No Material Adverse Changes. There shall not have occurred any material adverse change in the business, assets (including intangible assets), results of operations, liabilities (contingent or accrued) or financial condition of the Company.

             (h) Affiliate Agreement. Parent shall have received from each of the Affiliates of the Company an executed Affiliate Agreement in the form of Exhibit A hereto which shall be in full force and effect.

             (i) Closing Balance Sheet. Parent shall have received from the Company a balance sheet, certified as to accuracy and correctness by the Company Shareholders and the Company, of the Acquired Assets and Assumed Liabilities as of the Closing Date. Such balance sheet shall indicate that current assets are equal to or greater than total liabilities less accrued rent (as determined in accordance with GAAP).

             (j) Non Disclosure Agreement. Each person that will become an employee of Sub upon consummation of the Acquisition shall have entered into Parent's standard Employment, Proprietary Information and Non Disclosure Agreement.

             (k) Shareholder Approval. This Agreement and the Acquisition shall have been approved and adopted by all of the shareholders of the Company by the requisite vote under applicable law.

             (l) Employment Agreements. Each of the Company Shareholders shall have executed and delivered to Sub an Employment Agreement in the form of Exhibit D hereto.

                                  ARTICLE VIII

                                OTHER AGREEMENTS

         8.1 Survival of Representations and Warranties. All of the Company's and the Company Shareholders' representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Company Schedules) shall survive the Acquisition and continue until April 15, 1999; provided, however, that the representations and warranties and covenants relating or pertaining to any Tax or Returns related to such Tax set forth in Sections 1.2(b)(i), 1.3(c) and 3.8 hereof, shall survive until ninety
(90) days following the expiration of all applicable statutes of limitations, or extensions thereof, governing each Tax or Returns related to such Tax. All of the Parent's and Sub's representation and warranties contained herein or in any instrument delivered pursuant to this Agreement shall terminate at the Closing Date.

         8.2 Setoff for Losses

             (a) Indemnification. The Company and the Company Shareholders, jointly and severally, agree to indemnify and hold Parent and its officers, directors and affiliates harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Loss" and collectively "Losses"), not covered by insurance (provided that Parent or Sub actually receives the insurance proceeds), incurred by Parent, its officers, directors, or affiliates (including the Sub) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company or the Company Shareholders contained in Article III herein, (ii) any failure by the Company or Company Shareholder to perform or comply with any covenant contained herein or (iii) any liability resulting from, or any failure of the Company to pay, any liability that is not an Assumed Liability. As partial security for the indemnity provided in this Section 8.2 hereof, the Company shall have the right to set off amounts from the Guaranteed Payments in the manner provided in Section 8.2(c). In addition to setting off amounts from the Guaranteed Payments, Parent may, at its discretion, seek indemnification for Losses directly from the Company and the Company Shareholders in the manner and to the extent provided in Section 8.2(b), (d) and (e) and subject to (g). Nothing herein shall limit the liability of the Parent, the Company or the Company Shareholders for any breach of any representation, warranty or covenant if the Acquisition does not close. Notwithstanding the foregoing, there shall be no right to indemnification or right to in pursuant to this Article VIII unless and until Officer's Certificates (defined below) identifying Losses, the aggregate of which exceeds $75,000, have been delivered to the Company and the Company Shareholders.

             (b) Delivery of Officer's Certificate.

                 (i) In the event Parent shall have incurred any Losses for which indemnification pursuant to this Article VIII is sought, Parent shall deliver to each of the Company and the Company Shareholders a certificate signed by any officer of Parent (an "Officer's Certificate"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related and (C) indicating whether Parent is seeking to set off such Losses against Guaranteed Payments or is seeking indemnification directly from the Company Shareholders, or both.

             (c) Set Off From Guaranteed Amounts. In the event that Parent has elected a set off of Guaranteed Amounts, upon delivery of such Officer's Certificate to the Company and the Company Shareholders, the number of shares of Parent Common Stock otherwise issuable to the Company on the next Guaranteed Payment Date after the date of the Officer's Certificate pursuant to Section 1.4 hereof shall be reduced by a number of shares with a value equal to 1/3 of the amount of the Losses incurred by Parent, and the amount of cash otherwise payable to the Company pursuant to Section 1.4 hereof shall be reduced by an amount equal to 2/3 of the amount of the Losses set forth in such Officer's Certificate. To the extent that the value of the Guaranteed Payments otherwise due on any Guaranteed Payment Date is less than the amount of the unreimbursed Losses incurred prior to such Guaranteed Payment Date, the Guaranteed Payments otherwise payable on next Guaranteed Payment Date thereafter shall be appropriately reduced.

                 (i) For the purposes of determining the number of shares of Parent Common Stock by which Guaranteed Payments are to be reduced pursuant to
Section 8.2(c)(i) hereof, the shares of Parent Common Stock shall be valued at the price at which the shares delivered in the Guaranteed Payment Amounts are valued in Section 1.4 hereof (i.e., the Closing Price on the particular determination date listed in the chart on Section 1.4(b)).

             (d) Actions Against Company Shareholders. In the event that Parent has elected to pursue indemnity directly from the Company and the Company Shareholders, the Company

Shareholders shall promptly, and in no event later than 30 days after delivery of the Officer's Certificate, wire transfer to Parent the amount of such Loss, unless the Company or the Company Shareholders, as the case may be, contest such claim by following the procedures set forth in Section 8.2(e).

             (e) Resolution of Conflicts; Arbitration.

                 (i) In case either the Company or Company Shareholder shall object in writing to any claim or claims made in any Officer's Certificate within thirty (30) days after delivery of such Certificate, the Company Shareholders and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Company Shareholders and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

                 (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Company Shareholders may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Company Shareholders. In the event that within 30 days after submission of any dispute to arbitrators Parent and the Company Shareholders cannot mutually agree on an arbitrator, Parent and the Company Shareholders shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrator or a majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrator or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). The arbitrator(s) shall have the authority to award Parent more than that requested in the Officer's Certificate. Within 30 days of any entry of a decision of the arbitrator(s) requiring payment of any Guaranteed Payments withheld pursuant to Sections 8.1 and 8.2, Parent shall distribute such Guaranteed Payments, together with the interest thereon accrued at the Prime Rate (as determined by Citibank, N.A.) from the date on which such Guaranteed Payments were otherwise payable. In the event that Parent withholds under Section 8.2(c) an amount in excess of 10% greater than the amount which the arbitrator(s) determines Parent was permitted to withhold, Parent shall reimburse the Company Shareholders for actual attorneys fees and costs in connection with such arbitration. Within 30 days of a decision of an arbitrator(s) requiring payment by the

Company or the Company Shareholders, the Company or the Company Shareholders shall make the payment to Parent.

                 (iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in New York City under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses of and fees of the arbitrator(s) and the administrative fees of the American Arbitration Association shall be paid.

             (f) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in Losses, Parent shall notify the Company Shareholders of such claim, and the Company Shareholders shall be entitled, at their expense, to participate in the defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Company Shareholders, no settlement of any such claim with third-party claimants shall be determinative of the amount of any claim for indemnification pursuant to Sections 8.1 and 8.2. In the event that the Company Shareholders have consented to any such settlement, the Company Shareholders shall have no power or authority to object under any provision of Sections 8.1 and 8.2 to the amount of any reduction by Parent of the Guaranteed Payments in accordance with such settlement.

             (g) Maximum Payments. Except in the event of any breaches of the representations and warranties of the Company and the Company Shareholders contained in this Agreement as a result of intentionally false statements with the intent of deceiving Parent and/or Sub, the maximum amount of indemnification that Parent may obtain from the Company and the Company Shareholders for any Losses related to breaches or inaccuracies of representations and warranties contained in this Agreement shall be $3,500,000.

         8.3 Indemnification by Parent and Sub of the Company.

             (a) Indemnity. Sub and Parent agree to indemnify and hold the Company and its officers, directors and affiliates and the Company Shareholders harmless against all Losses incurred by such indemnified parties resulting from or attributable an Assumed Liability. As used in this subparagraph 8.3(a), "Losses" shall only exclude losses or damages covered by insurance only to the extent that the Company and/or the Company Shareholders receive the proceeds of such insurance. Notwithstanding the foregoing, the Company and its officers, directors and affiliates shall not be entitled to indemnification with respect to any Loss to the extent attributable to an Excluded Liability.

             (b) Procedures for Asserting Claims. Upon obtaining knowledge of the institution of any action, suit, proceeding or other event which would give rise to a claim of indemnity pursuant to Section 8.3(a), the Company shall notify Parent and Sub of such claim. The Company shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of Parent and Sub, no settlement of any such claim shall be determinative of the amount of any claim for indemnification pursuant to this
Section 8.3. In the event that Parent and Sub have consented to any such settlement, neither the Company nor the Company Shareholders shall have power or authority to object under any provision of this
Section 8.3 to the amount of any settlement.

                                   ARTICLE IX

   TERMINATION, AMENDMENT AND WAIVER

         9.1 Termination. Except as provided in Section 9.2 below, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing Date:

             (a) by mutual consent of the Company and Parent;

             (b) by Parent or the Company if: (i) the Closing has not occurred by December 2, 1996; provided, however, if Parent has not received a California Permit by November 30, 1996, such termination date shall be extended until January 31, 1997 in order to allow Parent to register the Parent Common Stock pursuant to the 1933 Act; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or
(iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity that would make consummation of the Acquisition illegal;

             (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity, which would: (i) prohibit Parent's or Sub's ownership or operation of all or a portion of the business of the Company or (ii) compel Parent or Sub to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Acquisition;

             (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or the Company Shareholders and such breach has not been cured within twenty (20) calendar days after written notice to the Company (provided that, no cure period shall be required for a breach which by its nature cannot be cured);

             (e) by the Company if neither it nor the Company Shareholders are in material breach of their respective obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Sub and such breach has not been cured within twenty (20) calendar days after written notice to Parent (provided that, no cure period shall be required for a breach which by its nature cannot be cured).

         Where action is taken to terminate this Agreement pursuant to this
Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

         9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company, or their respective officers, directors or shareholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; provided further that, the provisions of Sections 6.3, 6.4, 6.5 and
Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

         9.3 Amendment. Except as is otherwise required by applicable law after the shareholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

         9.4 Extension; Waiver. At any time prior to the Closing Date, Parent and Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             (a) if to Parent or Sub, to:

                 CKS Group, Inc.
                 10441 Bandley Drive
                 Cupertino, California  95014
                 Attention:  Mark D. Kvamme
                 Telephone No.:  (408) 366-5100
                 Facsimile No:  (408) 366-5120
                 with a copy to:

                 Wilson, Sonsini, Goodrich & Rosati
                 Professional Corporation
                 650 Page Mill Road
                 Palo Alto, California 94304
                 Attention:  Robert T. Clarkson, Esq.
                 Telephone No.:  (415) 493-9300
                 Facsimile No.:  (415) 493-6811

             (b) if to the Company, to:

                 Donovan & Green
                 71 Fifth Avenue
                 New York, NY 10003
                 Telephone No.:  (212) 989-4050
                 Facsimile No.:  (212) 989-1453
                 Attention:  Nancye Green and Michael Donovan

                 with a copy to:

                 Nancye Green and Michael Donovan
                 453 West 24th Street
                 New York, NY 10011

                 with a copy to:

                 Frankfurt, Garbus, Klein & Selz
                 488 Madison Avenue
                 New York, NY  10022
                 Telephone No: (212) 980-0120
                 Facsimile No.: (212) 593-9175
                 Attention:  Thomas D. Selz

         10.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         10.4 Entire Agreement; Assignment. This Agreement, the schedules, the Company Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates but no such assignment shall relieve the Parent or Sub from any of their obligations hereunder.

         10.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforce able, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision provided that Parent and Sub shall remain liable for their obligations hereunder.

         10.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within New York County, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

         10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         IN WITNESS WHEREOF, Parent, Sub, the Company and the Company Shareholders have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

DONOVAN & GREEN, INC.                          CKS GROUP, INC.


By: /s/ NANCYE GREEN                           By: /s/ MARK D. KVAMME
    -----------------------------                  -----------------------------
   Nancye Green                                   Mark D. Kvamme, President and
   President                                      Executive Officer


COMPANY SHAREHOLDERS                           DG ACQUISITION, INC.


/s/ MICHAEL DONOVAN                            By: /s/ MARK D. KVAMME
---------------------------------                 ------------------------------
Michael Donovan                                   Mark D. Kvamme, President


/s/ NANCYE GREEN
---------------------------------
Nancye Green



                         ***REORGANIZATION AGREEMENT***